EXHIBIT 3

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the shares of common stock, par value $0.0001 per share (the “Common Stock”) of The Peck Company Holdings, Inc., a Delaware corporation (the “Issuer”), and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: July 1, 2019

/s/ Jeffrey Peck
Jeffrey Peck, individually

VEROMA, LLC

By:	/s/ Michael d’Amato
Name:	Michael d’Amato
Title:	Managing Member

/s/ Michael d’Amato
Michael d’Amato, individually

BRANTON PARTNERS, LLC

By:	/s/ Roger G. Branton
Name:	Roger G. Branton
Title:	Managing Member

/s/ Roger G. Branton
Roger G. Branton, individually

MOOERS PARTNERS, LLC

By:	/s/ Richard L. Mooers
Name:	Richard L. Mooers
Title:	Managing Member

/s/ Richard L. Mooers
Richard L. Mooers, individually

CORUNDUM AB

By:	/s/ Mats Wennberg
Name:	Mats Wennberg
Title:	Authorized Person

/s/ Joseph Bobier
Joseph Bobier, individually